EXHIBIT 4.7

FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”), dated as of August 11, 2006, is among ELIZABETH ARDEN, INC., a Florida Corporation (the “Borrower”), the banks listed on the signature pages hereto (the “Banks”), JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank), as the administrative agent (the “Administrative Agent”), and BANK OF AMERICA, N.A. (successor in interest by merger to Fleet National Bank), as the collateral agent (the “Collateral Agent”).

RECITALS:

A. The Borrower, the Administrative Agent, the Collateral Agent and the banks party thereto have entered into that certain Second Amended and Restated Credit Agreement dated as of December 24, 2002 (as the same has been modified by that certain First Amendment to Second Amended and Restated Credit Agreement dated February 25, 2004, that certain Second Amendment to Second Amended and Restated Credit Agreement dated June 2, 2004, that certain Third Amendment to Second Amended and Restated Credit Agreement dated September 30, 2004, that certain Fourth Amendment to Second Amended and Restated Credit Agreement dated November 2, 2005, and as the same may hereafter be amended or otherwise modified from time to time, the “Agreement”).

B. The Borrower and the Guarantors have requested that the Agents and the Banks amend certain provisions of the Agreement and the Administrative Agent, the Collateral Agent, and the Banks have agreed to do so on and subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of August 14, 2006 unless otherwise indicated:

ARTICLE I.

Definitions

Section 1.1. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

ARTICLE II.

Amendments

Section 2.1. Amendments to Certain Definitions in Section 1.01. The following definitions contained in Section 1.01 of the Agreement are amended in their respective entireties to read as follows:

“Applicable Percentage” of any Bank means the percentage of the aggregate Commitments represented by such Bank’s Commitment. As of August 14, 2006, the aggregate amount of the Commitments is being increased to $300,000,000, provided that not all Banks have agreed to participate in the amount of the increase on a pro rata basis in accordance with their Applicable Percentages in effect prior to August 14, 2006. As a result, the Commitments will be divided into three tranches (collectively, the “Commitment Tranches”): (a) the first being the First Tranche (herein so called) which will be in effect at all times the aggregate amount of the Commitments are in excess of $275,000,000; (b) the second, being the Second Tranche (herein so called) which will be in effect at all times that the aggregate amount of Commitments equal $275,000,000 or less but more than $250,000,000; and (c) the third, being the Permanent Tranche which will be in effect at all times that the aggregate amount of Commitments equal $250,000,000 or less. Each Bank’s Applicable Percentage in effect during the effectiveness of a Commitment Tranche is different and is set forth for each Commitment Tranche on Schedule 1.01. Upon any change in the Applicable Percentage of a Bank under this definition, such Bank’s percentage participation or other interest in the then outstanding Swingline Loans and the Letter of Credit Exposure shall be adjusted automatically to be equal to the new Applicable Percentage then determined pursuant to this definition.

“Borrowing Base” shall mean, as of any date, the sum of the following, determined as of such date, without duplication:

(a) Eligible Accounts Receivable. The product of the Advance Percent (as defined below in this definition) multiplied by the aggregate amount of all Eligible Accounts Receivable; plus

(b) Eligible Finished Goods Inventory; Packaged. The lesser of:

(i) the product of the percentage set forth in either clause (A), (B) or (C) below which is applicable as of the date of determination multiplied by the aggregate amount of all Eligible Finished Goods Inventory and Eligible Arden Finished Goods Inventory, in each case, which have been packaged for delivery to a customer and valued based on the lower of cost or market value:

(A) if the date of determination is during the period from and including

(1) Sovereign Closing Date to and including September 30, 2006, eighty-five percent (85%);

(2) October 1, 2006 to and including October 31, 2006, ninety percent (90%);

(3) November 1, 2006 to and including November 30, 2006, eighty-five percent (85%); and

(4) December 1, 2006 to and including December 31, 2006, eighty percent (80%); and

(B) In Season. except as is otherwise provided in clause (A) preceding, if the date of determination is during the period from and including June 1 to and including November 30, seventy-five percent (75%); and

(C) Out of Season. except as is otherwise provided in clause (A) preceding, if the date of determination is during the period from and including December 1 to and including May 31, sixty-five percent (65%); or

(ii) eighty-five percent (85%) of the product of the Appraised Liquidation Percentage (as defined below in this definition) multiplied by the gross cost of all finished goods inventory of Borrower which has been packaged for delivery to a customer; plus

(c) Eligible Finished Goods Inventory; Unpackaged. The lesser of:

(i) the product of the percentage set forth in either clause (A), (B) or (C) below which is applicable as of the date of determination multiplied by the aggregate amount of all Eligible Finished Goods Inventory and Eligible Arden Finished Goods Inventory, in each case, which have not been packaged for delivery to a customer and valued based on the lower of cost or market value:

(A) if the date of determination is during the period from and including

(1) Sovereign Closing Date to and including September 30, 2006, eighty-five percent (85%);

(2) October 1, 2006 to and including October 31, 2006, ninety percent (90%);

(3) November 1, 2006 to and including November 30, 2006, eighty-five percent (85%); and

(4) December 1, 2006 to and including December 31, 2006, eighty percent (80%); and

(B) In Season. except as is otherwise provided in clause (A) preceding, if the date of determination is during the period from and including June 1 to and including November 30, seventy-five percent (75%); and

(C) Out of Season. except as is otherwise provided in clause (A) preceding, if the date of determination is during the period from and including December 1 to and including May 31, sixty-five percent (65%); or

(ii) eighty–five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all finished goods inventory of Borrower which has not been packaged for delivery to a customer; plus

(e) Eligible Raw Materials Inventory. The lesser of:

(i) the product of twenty-five percent (25%) multiplied by the aggregate amount of all Eligible Raw Materials Inventory and Eligible Arden Raw Materials Inventory, in each case valued based on the lower of cost or market value; or

(ii) eighty–five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all work-in-process and raw materials inventory of Borrower; plus

(f) Eligible Gift Inventory. The lesser of:

(i) the product of ten percent (10%) multiplied by the aggregate amount of all Eligible Gift Inventory valued based on the lower of cost or market value; or

(ii) eighty–five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the gross cost of all inventory held as a gift given with purchased merchandise in the ordinary course of Borrower’s business or as promotional merchandise in the ordinary course of business; or

(iii) $500,000; plus

(g) Temporary Increase. If the date of determination is during the period from and including Sovereign Closing Date to and including December 31, 2006, $25,000,000; provided, however, that:

(i) if (A) the Borrower delivers a Borrowing Base Certificate as of the month ended November 30, 2006 on or before December 20, 2006 which shows that the Borrowing Availability, as calculated in accordance with such Borrowing Base Certificate, is equal to or greater than $25,000,000 but calculating the Borrowing Base on a pro forma basis without giving effect to this clause (g) and (B) the Borrower shall have also reduced the aggregate amount of the Commitments to an amount not to exceed $250,000,000, then effective (retroactively) as of December 1, the Borrower may, by written notice to the Administrative Agent, exclude the amount available under this clause (g) from the Borrowing Base; and

(ii) this clause (g) shall not be included when determining the Borrowing Base for purposes of determining Borrowing Availability, Average Borrowing Base Capacity or the Borrowing Base under the definition of the term “Permitted Indebtedness” and under Sections 2.09(a), 5.01(f), 5.06, 5.09(j), 5.19 and 5.21(e);

plus

(h) Cash Collateral. The amount of cash or cash equivalents that are pledged to the Collateral Agent as collateral for the Obligations; minus

(i) Reserves. The Bank Product Reserve and the aggregate amount of the other reserves established by the Administrative Agent at any time and from time to time after the Effective Date that the Administrative Agent determines are necessary to protect the Banks’ interests, such determination to be made in the Administrative Agent’s reasonable and sole discretion. Reserves established under this clause (i) may include, without limitation: (i) with respect to accounts receivable, reserves for Allowance Accounts, customer markdowns, and destroyed in field and (ii) with respect to inventory and to the extent not included as ineligibles (but without impairing the obligation to exclude from any eligible inventory all inventory which is required to be excluded under the definitions thereof hereunder); inventory classified as long term assets; and capitalized costs. The “other reserves” established under this clause (i) shall not include any amounts attributable to Bank Products, such amounts shall be included in the Bank Product Reserve.

As used in this definition, the term “Advance Percent” means eighty–five percent (85%) based on continuing confirmation of a Dilution Percentage of no more than five percent (5%) determined, as of any date, upon the Administrative Agent’s most recent field examination or if the Dilution Percentage is more than five percent (5%) determined, as of any date, upon the Administrative Agent’s most recent field examination, such other percent as the Administrative Agent may, at any time hereafter, determine is necessary to protect its interests, such determination to be made in the Administrative Agent’s reasonable sole discretion. The term “Dilution Percentage” means the average dilution percentage for the accounts receivable of the Borrower for the period selected by the Administrative Agent based on its most recent field examination. “Average dilution percentage” shall be calculated by the Administrative Agent for the period by dividing the dilution of accounts receivables occurring during such period by the gross sales for such period and multiplying the resulting quotient by 100. For purposes of the foregoing, “dilution” means any reduction in the value of accounts receivables caused by returns, write–offs, discounts, credits, allowances, and/or any other non–cash offsets asserted by account debtors having the effect of reducing the value of the accounts receivable; provided reductions in the value of accounts receivable arising from Allowance Accounts, customer markdowns, destroyed in field and certain other sales allowances identified by the Administrative Agent will not be considered in calculating dilution if sufficient information is supplied in connection with the Administrative Agent’s field examinations so that such amounts may be included in the reserves established pursuant to clause (i) above in a manner and in an amount satisfactory to the Administrative Agent in its reasonable and sole discretion. The Administrative Agent shall also be entitled to reduce the other advance percentages used in this definition of Borrowing Base in its reasonable and sole discretion. The term “Appraised Liquidation Percentage” means the percentage net liquidation value of inventory determined on an orderly going–out–of–business–sale basis, net of all commissions, associated costs, fees and expenses associated with such liquidation, as determined from the most recent appraisal thereof performed by a credentialed appraiser satisfactory to the Administrative Agent; provided that notwithstanding anything contained in any appraisal to the contrary, the percentage designated therein for the high selling months will be used as the Appraised Liquidation Percentage for the period from and including the Sovereign Closing Date to and including December 15, 2006. The Borrowing Base will be calculated without duplication and any items included in reserves, in the calculation of the Dilution Percentage or in an ineligible category (a “Borrowing Base Deduction”) shall not also be included in any other Borrowing Base Deduction. No Accounts or Inventory acquired in a Permitted Acquisition or arising from a business acquired in a Permitted Acquisition shall be included in the Borrowing Base unless and until the Administrative Agent shall be satisfied that the manner of calculating the Borrowing Base as herein set forth is appropriate for the assets and business acquired; provided that for the sole purpose of determining compliance with the test under clause (v) (A) and (B) of the definition of the term “Permitted Acquisition” (and not otherwise), such Accounts and Inventory which satisfy the eligibility requirements hereunder may be included in the Borrowing Base for purposes of the calculation of Borrowing Base Capacity under such test. The Administrative Agent shall make the determination of whether Accounts and Inventory acquired in a Permitted Acquisition or arising from a business acquired in a Permitted Acquisition shall be included in the Borrowing Base as promptly as reasonably possible after receiving a request to do so from the Borrower and after receipt of all collateral audits and appraisals conducted with respect to such Accounts and Inventory as reasonably requested by the Administrative Agent considering, among other factors, the materiality of the Acquisition and the relative similarity of the Accounts or Inventory to the Accounts and Inventory already included in the Borrowing Base. As used herein, the term “Sovereign Closing Date” means the date of the closing of the asset purchase transaction under the terms of that certain Asset Purchase Agreement between Borrower and Sovereign Sales, LLC.

“Commitment” means, with respect to a Bank, the obligation of such Bank to make advances of funds and purchase participation interests in Letters of Credit in the aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1.01 hereto (or, in the case of an Assignee, in its Assignment and Assumption Agreement), as such amount may be: (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.18, and (c) adjusted to reflect assignments pursuant to Section 9.06. As of August 14, 2006, the aggregate amount of the Commitments is being increased to $300,000,000, provided that not all Banks have agreed to participate in the amount of the increase on a pro rata basis in accordance with their Applicable Percentages in effect prior to August 14, 2006. As a result, the amount of the Commitment of a Bank may be different in each Commitment Tranche. The amount of each Bank’s Commitment in effect during the effectiveness of a Commitment Tranche is set forth for each Commitment Tranche on Schedule 1.01. On the date of a change from one Commitment Tranche to the next, the outstanding Loans will no longer be held by the Bank pro rata in accordance with the new Commitments and Applicable Percentages. To remedy the foregoing, promptly upon the change from one Commitment Tranche to the next, the Banks shall make advances among themselves (which may be through the Administrative Agent) so that after giving effect thereto, the Loans (which are not Swingline Loans) will be held by the Banks, pro rata in accordance with their applicable Commitments and Applicable Percentages. The advances made under this definition by each Bank whose pro rata portion of the outstanding Loans has increased (as compared to its pro rata portion of the outstandings prior to the effectiveness of the change in the Commitments) shall be deemed to be a purchase of a corresponding amount of the Loans of the Bank or Banks whose pro rata portions have decreased (as compared to the pro rata portions of the outstandings prior to the effectiveness of the change in the Commitments).

“Debt Service Pricing Ratio” means, as of any fiscal quarter end, the ratio of the following calculated for the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of the end of such fiscal quarter for the preceding twelve months:

(a) the sum of (i) Consolidated EBITDA minus (ii) Capital Expenditures which were not financed with Indebtedness permitted under clauses (viii), (ix) or (x) of the definition of Permitted Indebtedness; minus (iii) all income and franchise taxes paid in cash; to

(b) the sum of: (i) Consolidated Net Interest Expense; plus (ii) regularly scheduled principal payments made in respect of Indebtedness during such twelve month period but not including any regularly scheduled principal payments on the 2006 Acquisition Indebtedness (as such term is defined in the definition of “Permitted Indebtedness”); plus (iii) all cash dividends paid on stock of the Borrower during such period.

“Swingline Limit” means $20,000,000 or such other amount as may be established from time to time by the Swingline Lender.

Section 2.2. Amendments to the definition of “Applicable Margin” in Section 1.01. The definition of “Applicable Margin” in Section 1.01 of the Agreement is amended to add the following sentence to the end of the last sentence of such definition:

Notwithstanding anything contained herein to the contrary, until the date when the amount under clause (g) of the definition of “Borrowing Base” is no longer included in the calculation of the Borrowing Base: (a) the Applicable Margin with respect to the first $25,000,000 of the Loan shall equal 2.50% and (b) unless otherwise required pursuant to the operation of Article VIII, the Borrower agrees to cause the first $25,000,000 of the Loan to be a LIBOR Borrowing at all times.

Section 2.3. Amendment to Definition of “Permitted Indebtedness” in Section 1.01. Clause (iii) set forth in definition of the term “Permitted Indebtedness” in Section 1.01 of the Agreement is amended in its entirety to read as follows:

(iii) Indebtedness consisting of the deferred purchase price obligations incurred in connection with the Sovereign Sales, LLC and Riviera Concepts Inc. Acquisitions and Indebtedness assumed in connection with the Riviera Concepts Inc. Acquisition; provided that the aggregate outstanding amount of all Indebtedness permitted under this clause (iii) does not at any time exceed the sum of $26,000,000 minus the principal payments required to be made on such Indebtedness and such Indebtedness is subordinated to the Obligations on terms and provisions satisfactory to the Administrative Agent (the Indebtedness permitted under this clause (iii), herein the “2006 Acquisition Indebtedness”);

Section 2.4. Amendment to Section 2.01(c). Clause (c) of Section 2.01 of the Agreement is amended in its entirety to read as follows:

(c) Total Availability.

The Total Availability shall be equal to the lesser of:

(x) the Borrowing Base as in effect from time to time, or

(y) the aggregate amount of the Commitments.

The Borrowing Base shall be adjusted upon the Administrative Agent’s review and acceptance of (i) each Borrowing Base Certificate submitted by the Borrower or (ii) any additional information obtained by the Administrative Agent (including any Notice of Borrowing or updated Borrowing Base Certificates) relating to the determination of Eligible Accounts Receivable and Eligible Inventory.

Section 2.5. Amendment to Section 2.09(b). The word “Voluntary” is deleted from the title of Section 2.09 of the Agreement and Clause (b) of Section 2.09 of the Agreement is amended in its entirety to read as follows:

(b) The aggregate amount of the Commitments shall: (i) be reduced to $275,000,000 on November 30, 2006, (ii) be reduced to $250,000,000 on December 31, 2006 and (ii) terminate on the Termination Date.

Section 2.6. Amendment to Section 2.18. The first sentence of Section 2.18 of the Agreement is amended in its entirety to read as follows:

By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Banks), the Borrower may request an increase of the aggregate amount of the Commitments: (a) by an aggregate amount equal to any integral multiple of $10,000,000 and (b) by an amount not to exceed $50,000,000; provided that (i) no Default shall have occurred and be continuing; and (ii) the Borrower shall have provided evidence satisfactory to the Banks that the Indebtedness to be incurred pursuant to the increase in the Commitments is permitted by the Senior Subordinated Note Indenture and the other Indentures, in each case, to the extent the applicable Indenture is still in effect.

Section 2.7. Amendment to Section 4.16(c). Clause (c) of Section 4.16 of the Agreement is amended in its entirety to read as follows;

(c) Except as permitted by the definition of the term “Approved Location”, no inventory included in the Borrowing Base as eligible is now, or shall at any time or times hereafter be, stored with a bailee, warehouseman or similar party unless either: (i) the obligations payable to such third party are included in the reserves established under clause (i) of the definition of the term “Borrowing Base” or (ii) such bailee, warehouseman or similar party has signed a Consent and Subordination Agreement, any warehouse receipts issued by such party in respect of such inventory have been issued in non-negotiable form (or in negotiable form and delivered to the Administrative Agent) and Borrower shall have taken such other action required to cause the location at which such inventory is held to constitute an “Approved Location” hereunder; provided that inventory acquired under the terms of the that certain Asset Purchase Agreement between Borrower and Sovereign Sales, LLC. are not required to comply with this Section 4.16(c) until September 15, 2006 and prior to such date, such inventory may be included in its applicable eligible inventory category under the Borrowing Base if it otherwise satisfies the other eligibility requirements thereunder.

Section 2.8. Amendment to Exhibits. Exhibits C and E of the Agreement are each amended to read as set forth on Exhibits C and E attached hereto.

Section 2.9. Amendment to Schedule 1.01. Schedule 1.01 to the Agreement is amended in its entirety to read as Schedule 1.01 attached hereto.

ARTICLE III.

Conditions Precedent

Section 3.1. Conditions. The effectiveness of Article II of this Amendment is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received this Amendment duly executed by the Borrower, the Guarantors and the Banks and each Bank shall have receive a new Note in the amount of its Commitment in effect after giving effect to this Amendment;

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of Borrower and the Guarantors, the authorization of this Amendment, the Notes and the transactions contemplated hereby and any other legal matters relating to this Amendment reasonably requested by the Administrative Agent, all in form and substance satisfactory to the Administrative Agent and its counsel;

(c) The representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date and the representations and warranties in Section 4.15(b) which shall be deemed made as of the Effective Date;

(d) The receipt by each Bank of a fee equal for each Bank to its Applicable Percentage of $50,000,000 multiplied by 7.5 basis points ;

(e) The Administrative Agent shall have received all fees due and payable on or prior to the effective date of this Amendment;

(f) No Default shall exist; and

(g) All proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to Administrative Agent and its legal counsel, Jenkens & Gilchrist, a Professional Corporation.

ARTICLE IV.

Miscellaneous

Section 4.1. Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement, and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Agents and the Banks agree that the Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. For all matters arising prior to the effective date of this Amendment, the Agreement (as unmodified by this Amendment) shall control.

Section 4.2. Representations and Warranties; Release. The Borrower hereby represents and warrants to the Agents and the Banks as follows: (a) no Default exists; and (b) the representations and warranties set forth in the Loan Documents are true and correct on and as of the date hereof with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date. IN ADDITION, TO INDUCE THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE BANKS TO AGREE TO THE TERMS OF THIS AMENDMENT, THE BORROWER AND EACH GUARANTOR (BY ITS EXECUTION BELOW) REPRESENTS AND WARRANTS THAT AS OF THE DATE OF ITS EXECUTION OF THIS AMENDMENT THERE ARE NO CLAIMS OR OFFSETS AGAINST OR RIGHTS OF RECOUPMENT WITH RESPECT TO OR DEFENSES OR COUNTERCLAIMS TO ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

Section 4.3. Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Document including any Loan Document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment, and no investigation by any Agent or any Bank or any closing shall affect the representations and warranties or the right of the any Agent or any Bank to rely upon them.

Section 4.4. Reference to Agreement. Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement as amended hereby.

Section 4.5. Expenses of Administrative Agent. As provided in the Agreement, the Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment, including without limitation, the reasonable costs and fees of the Administrative Agent’s legal counsel provided it sends an invoice to the Borrower beforehand and addresses reasonable questions.

Section 4.6. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 4.7. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Section 4.8. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Agents, each Bank, the Borrower, each Guarantor and their respective successors and assigns, except neither the Borrower nor any Guarantor may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks.

Section 4.9. Counterparts. This Amendment may be executed in one or more counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

Section 4.10. Effect of Waiver. No consent or waiver, express or implied, by any Agent or any Bank to or for any breach of or deviation from any covenant, condition or duty by the Borrower or any Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

Section 4.11. Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Section 4.12. ENTIRE AGREEMENT. THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Executed as of the date first written above.

ELIZABETH ARDEN, INC., as the Borrower

By:	/s/ Marcey Becker
Marcey Becker, Senior Vice President, Finance

JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank), individually as a Bank, an Issuing Bank and as Administrative Agent

By:	/s/ Christy L. West
Christy L. West, Vice President

BANK OF AMERICA, N.A. (successor in interest by merger to Fleet National Bank), as Collateral Agent and a Bank

By:	/s/ Scott A. McCauhey
Scott A. McCauhey,
Vice President

THE CIT GROUP/BUSINESS CREDIT, INC. (assignee of LaSalle Business Credit, L.L.C.)

By:	/s/ Robyn Pingree
Robyn Pingree,
Assistant Vice President

U. S. BANK BUSINESS CREDIT
(formerly known as Firstar Bank N.A.)

By:	/s/ Jeffrey D. Patton
Jeffrey D. Patton,
Asset-Based Loan Officer

WACHOVIA BANK, NATIONAL ASSOCIATION
(formerly known as First Union National Bank)

By:	/s/ Bruce Rhodes
Bruce Rhodes,
Director

SIEMENS FINANCIAL SERVICES, INC.

By:	/s/ Joseph A. Accardi
Joseph A.Accardi,
Managing Director

CREDIT SUISSE, Cayman Islands Branch (formerly known as Credit Suisse First Boston)

By:	/s/ Karl Studer
Karl Studer,
Director

By:	/s/ Karl Lesnik
Karl Lesnik,
Assistant Vice President

NATIONAL CITY BUSINESS CREDIT, INC. (successor to The Provident Bank)

By:	/s/ Michael P. Gutia
Michael P. Gutia,
Vice President

CONSENT OF GUARANTORS AND REAFFIRMATION OF LOAN DOCUMENTS

Each of the Guarantors consent and agree to this Amendment (including without limitation, the provisions of Section 4.2 hereof) and agree that the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Guarantor enforceable against it in accordance with their respective terms.

FD MANAGEMENT, INC.

By:	/s/ Oscar E. Marina
Oscar E. Marina, Vice President

DF ENTERPRISES, INC.

By:	/s/ Oscar E. Marina
Oscar E. Marina, Vice President

ELIZABETH ARDEN INTERNATIONAL
HOLDING, INC., (formerly FFI International, Inc.)

By:	/s/ Oscar E. Marina
Oscar E. Marina, Vice President

RDEN MANAGEMENT, INC.

By:	/s/ Oscar E. Marina
Oscar E. Marina, Vice President

ELIZABETH ARDEN (FINANCING), INC.

By:	/s/ Oscar E. Marina
Oscar E. Marina, Vice President

ELIZABETH ARDEN TRAVEL RETAIL, INC.

By:	/s/ Oscar E. Marina
Oscar E. Marina, Vice President

Index of Exhibits and Schedules

Exhibits

Exhibit C - Borrowing Base Certificate

Exhibit E - Compliance Certificate

Schedules

Schedule 1.01 - Commitments